EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

J. C. Penney Company, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 33-28390, 33-66070, 333-33343, 333-27329, 333-62066 and 333-125356) and on Form S-3 (Registration Nos. 333-103147-01 and 333-142317-01) of J. C. Penney Company, Inc. of our reports dated March 30, 2009, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. and Subsidiaries as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2009, and the effectiveness of internal control over financial reporting as of January 31, 2009, which reports appear in the January 31, 2009 Annual Report on Form 10-K of J. C. Penney Company, Inc. Our report refers to the adoption of the provisions of Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” in fiscal year 2008, the measurement date provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” on February 2, 2008, the recognition and disclosure provisions of SFAS No. 158 on February 3, 2007, and FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” on February 4, 2007.

Dallas, Texas

March 30, 2009